FOR IMMEDIATE RELEASE
CONTACT:
Ralph S. Nelson
President and Chief Executive Officer
(770) 795-4600

TRISM ANNOUNCES RESIGNATION OF PRESIDENT AND CHIEF EXECUTIVE
OFFICER

KENNESAW, GA-December 18, 2001 -- TRISM, Inc. (OTC Bulletin Board: TSMX.OB), the nation's leading transportation company specializing in the transportation of environmental and secured materials such as hazardous waste, explosives, military munitions and radioactive materials, today announced the December 13, 2001 resignation of Thomas P. Krasner, who had been President and Chief Executive Officer of the Company.

The Board of Directors of the Company has named Ralph S. Nelson as President and Chief Executive Officer of the Company. Mr. Nelson had been Executive Vice President and General Counsel of the Company. The Board of Directors has also appointed Tom McGoldrick as Vice President and Chief Financial Officer of the Company.